SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*

                           ON Technology Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     Common
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                         (Title of Class of Securities)

                                   68219P108
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                                 (CUSIP Number)

Check the following box if a fee is being paid with this / / statement. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                               Page 1 of 10 Pages

SEC 1745 (10-85)

CUSIP NO 68219P108.                     13G                  PAGE 2 OF 10 PAGES

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  1   NAME OF REPORTING PERSON  Charles River VI GP Limited Partnership
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049015
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           0
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                  PAGE 3 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON  Charles River Limited Partnership VI
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        04-3049002
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           0
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                PN
--------------------------------------------------------------------------------

CUSIP NO 68219P108                         13G               PAGE 4 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING         Richard M. Burnes, Jr.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           17,347
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            17,347
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        17,347
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        0.01%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 5 OF 10 PAGES

--------------------------------------------------------------------------------
  1   NAME OF REPORTING         Donald W. Feddersen.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           0
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            0
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        0
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        0.0%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

CUSIP NO 68219P108.                     13G                   PAGE 6 OF 10 PAGES

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  1   NAME OF REPORTING         Michael J. Zak.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                                ###-##-####
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

      (a)  / /       (b)  / /
--------------------------------------------------------------------------------
  3   SEC USE ONLY
--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                United States
      NUMBER OF      5     SOLE VOTING POWER
       SHARES                           4,944
    BENEFICIALLY     -----------------------------------------------------------
      OWNED BY       6     SHARED VOTING POWER
        EACH                            0
      REPORTING      -----------------------------------------------------------
       PERSON        7     SOLE DISPOSITIVE POWER
        WITH                            4,944
                     -----------------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
                                        0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                        4,944
--------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                        0.01%
--------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*
                                IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

SCHEDULE 13G                                                 Page 7 of 10 Pages

Item 1:     (a) Name of Issuer:

                ON Technology Corporation.

            (b) Address of Issuer's Principal Executive Offices:

                880 Winter Street, Waltham, MA  02451

Item 2:     (a) Name of Person Filing:

                Charles River Partnership VI, Charles River VI GP Limited Partnership Richard M. Burnes, Jr., Donald W. Feddersen and Michael J. Zak. Charles River VI GP Limited Partnership is the general partner of Charles River Partnership VI. Messrs. Burnes, Feddersen and Zak are the individual general partners of Charles River Partnership VI GP Limited Partnership.

            (b) Address of Principal Business Office or, if none, Residence:

                The address of the principle business office of Charles River Partnership VI, Charles River VI GP Limited Partnership and each of Messrs. Burnes, Feddersen and Zak is Charles River Ventures, 1000 Winter Street, Suite 3300, Waltham, MA 02451.

            (c) Citizenship:

                Charles River Partnership VI and Charles River VI GP Limited Partnership are limited partnerships organized under the laws of the state of Delaware. Each of Messrs. Burnes, Feddersen and Zak is a United States Citizen.

            (d) Title of Class of Securities:

                Common Stock.

            (e) CUSIP Number:

                68219P108

Item 3:

Item 4:     (a) Amount Beneficially Owned:

                Charles River Partnership VI may be deemed to own beneficially and of record 0 shares of Common Stock as of December 31, 1999. Charles River VI GP Limited Partnership and Donald W. Feddersen may be deemed to own beneficially and of record 0 shares of Common Stock as of December 31, 1999. Richard M. Burnes, Jr. and

SCHEDULE 13G                                                  Page 8 of 10 Pages

                Michael J. Zak may be deemed to own beneficially and of record less than 0.1% of the Common Stock as of December 31, 1999.

            (b) Percent of Class:

                Charles River VI GP Limited Partnership - 0%; Richard M. Burnes Jr. - 0.1%; Donald W. Feddersen - 0%; Michael J. Zak - 0.1%; (based on 12,743,951 shares of Common Stock reported to be outstanding in the 9/30/99 Form 10Q).

            (c) Number of shares as to which such person has:

        (i)     sole power to vote or direct the vote:
                Charles River VI GP Limited Partnership VI-A: 0 shares; Mr.
                Burnes: 17,347 shares; Mr. Feddersen: 0 shares; Mr. Zak: 4,944 shares.

        (ii)    shared power to vote or to direct the vote:
                Charles River VI GP Limited Partnership: 0;  Mr. Burnes:
                0 shares; Mr. Feddersen: 0 shares; Mr. Zak: 0 shares.

        (iii)   sole power to dispose or direct the disposition of:
                Charles River VI GP Limited Partnership: 0 shares; Mr. Burnes:
                17,347 shares; Mr. Feddersen: 0 shares; Mr. Zak: 4,944 shares.

        (iv)    shared power to dispose or to direct the disposition of:
                Charles River VI GP Limited Partnership: 0 shares; Mr. Burnes: 0 shares; Mr. Feddersen: 0 shares; Mr. Zak: 0 shares.

Item 5:         Ownership of Five Percent or Less of a Class:

                Not Applicable

Item 6:         Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                Company:

                Not Applicable

Item 8:         Identification and Classification of Members of the Group:

                Not Applicable

Item 9:         Notice of Dissolution of Group:

                Not Applicable

Item 10:        Certification:

                Not Applicable